NOTICE OF STOCK OPTION GRANT
(WITH CASH SETTLEMENT)
OBALON THERAPEUTICS INC. 2016 EQUITY INCENTIVE PLAN
Unless otherwise defined herein, the terms defined in the Obalon Therapeutics Inc. (the “Company”) 2016 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Stock Option Grant (the “Notice of Grant”) and the attached Stock Option Agreement, including any special terms and conditions for your country set forth in the appendix attached thereto (collectively, the “Option Agreement”). You have been granted an option to receive a cash payment as set forth below (the “Option”), subject to the terms and conditions of the Plan, this Notice of Grant and the Option Agreement.

Name:
Date of Grant:
Exercise Price per Share:
Total Number of Shares:	52,865
Type of Option:	Non-Qualified Stock Option
Expiration Date:	[______]; this Option expires earlier if your Service terminates earlier, as described in the Option Agreement.
Vesting Schedule:
This Option shall vest as to 1/36th of the Shares underlying the Option on each monthly anniversary of the Date of Grant, subject to your continued service with the Company through the applicable vesting date.

You understand that your employment or consulting relationship with the Company or a Parent, Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time, and that nothing in this Notice of Grant, the Option Agreement or the Plan changes the nature of that relationship. By accepting this Option, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, this Notice of Grant and the Option Agreement. By accepting this Option, you consent to the electronic delivery and acceptance as further set forth in the Option Agreement.

GRANTEE	OBALON THERAPEUTICS INC.
By:	By:
Print Name:	Raymond Dittamore
Director

STOCK OPTION AGREEMENT
(WITH CASH SETTLEMENT)
OBALON THERAPEUTICS INC. 2016
EQUITY INCENTIVE PLAN
You have been granted an Option by Obalon Therapeutics Inc. (the “Company”) under the 2016 Equity Incentive Plan, as amended from time to time (as amended, the “Plan”) for that number of Shares (the “Option”) set forth in the Notice of Stock Option Grant (the “Notice of Grant”) representing the right to a cash payment (the “Option Payment”) equal to the excess, if any, of (i) the Fair Market Value of each such Share on the date of exercise over (ii) the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”). This Option may not be exercised for Shares of the Company’s Common Stock. The Option is subject to the terms, restrictions and conditions of the Plan, the Notice of Grant and this Stock Option Agreement, including any special terms and conditions for your country set forth in the appendix attached hereto (the “Appendix”) (collectively, the “Agreement”).
1.Grant of Option. You have been granted the Option for the number of Shares set forth in the Notice of Grant representing the right to receive the Option Payment. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.
2.Termination.

(a)General Rule. If your Service terminates for any reason except death or Disability, and other than for Cause, then this Option will expire at the close of business at Company headquarters on the date three months after your termination of Service (subject to the expiration detailed in Section 5). If your Service is terminated for Cause, this Option will expire upon the date of such termination.

You acknowledge and agree that the vesting schedule set forth in the Notice of Grant may change prospectively in the event that your service status changes between full and part-time status in accordance with Company policies relating to work schedules and vesting of awards. You acknowledge that the vesting of the Option Payment pursuant to this Agreement is earned only by continuing Service.

(b)Death; Disability. If you die before your Service terminates (or you die within three months of your termination of Service other than for Cause), then this Option will expire at the close of business at Company headquarters on the date 12 months after the date of death (subject to the expiration detailed in Section 5). If your Service terminates because of your Disability, then this Option will expire at the close of business at Company headquarters on the date 12 months after your termination date (subject to the expiration detailed in Section 5).

(c)Termination Date. For purposes of this Option, your Service will be considered terminated as of the date you are no longer actively providing services to the Company or a Parent, Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or consulting agreement, if any), and your period of Service will not include any contractual notice period or any period of “garden leave” or similar period mandated under labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or consulting agreement, if any. The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of this Option (including whether you may still be considered to be providing services while on a leave of absence).

(d)No Notice. You are responsible for keeping track of these exercise periods following your termination of Service for any reason. The Company will not provide further notice of such periods. In no event shall this Option be exercised later than the Expiration Date set forth in the Notice of Grant.

3.Exercise of Option.

(a)Right to Exercise. Any portion of the Option that vests in accordance with the vesting schedule set forth in the Notice of Grant and the applicable provisions of the Plan and this Agreement will become exercisable as follows:

1.
To the extent the Option vests prior to or on December 31, 2020, the Option will become exercisable on the earliest to occur of (i) January 1, 2021, (ii) your death or Disability and (iii) the consummation of a Corporate Transaction and pursuant to the terms of the agreement evidencing such Corporate Transaction.

2.	To the extent the Option vests following January 1, 2021, the Option will become exercisable as of the applicable vesting date.

3.	In the event of your death, Disability, or other cessation of Service, the exercisability of the Option is governed by the applicable provisions of the Plan, the Notice of Grant and this Agreement.

(b)Method of Exercise. This Option is exercisable by delivery of an exercise notice in a form specified by the Company (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be delivered in person, by mail, via electronic mail or facsimile or by other authorized method to the Secretary of the Company or other person designated by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares; the payment of the aggregate Exercise Price shall be by personal check, wire transfer, or a cashier’s check, or an amount in cash sufficient to satisfy such aggregate Exercise Price may be withheld from the Option Payment. This Option shall be deemed to be exercised upon receipt by the Company of a fully executed Exercise Notice accompanied by the aggregate Exercise Price and any applicable withholding of Tax-Related Items as detailed in Section 7 below. No Option Payment shall be made pursuant to the exercise of an Option unless such issuance and such exercise comply with all relevant provisions of law. Assuming such compliance, for income tax purposes the Option Payment shall be considered paid to you on the date on which the Option is exercised.
(c)Exercise by Another. If another person wants to exercise this Option after it has been transferred to him or her in compliance with this Agreement, that person must prove to the Company’s satisfaction that he or she is entitled to exercise this Option. That person must also complete the proper Exercise Notice form (as described above) and pay the Exercise Price (as described below) and any applicable withholding of Tax-Related Items as described below.

4.Non-Transferability of Option. In general, except as provided below, only you may exercise this Option prior to your death. You may not transfer or assign this Option, except as provided below. For instance, you may not sell this Option or use it as security for a loan. If you attempt to do any of these things, this Option will immediately become invalid.

However, if you are a U.S. taxpayer, you may dispose of this Option in your will or in a beneficiary designation. If you are a U.S. taxpayer, then the Committee may, in its sole discretion, allow you to transfer this Option as a gift to one or more family members. For purposes of this Agreement, “family member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in- law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in- law (including adoptive relationships), any individual sharing your household (other than a tenant or employee), a trust in which one or more of these individuals have more than 50% of the beneficial interest, a foundation in which you or one or more of these persons control the management of assets, and any entity in which you or one or more of these persons own more than 50% of the voting interest. In addition, if you are a U.S. taxpayer, then the Committee may, in its sole discretion, allow you to transfer this Option to your spouse or former spouse pursuant to a domestic relations order in settlement of marital property rights. The Committee will allow you to transfer this Option only if both you and the transferee(s) execute the forms prescribed by the Committee, which include the consent of the transferee(s) to be bound by this Agreement.
This Option may not be transferred in any manner other than by will or by the laws of descent or distribution or court order and may be exercised during the lifetime of you only by you, your guardian, or legal representative, as permitted in the Plan and applicable local laws. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of you.

5. Term of Option. This Option shall in any event expire on the expiration date set forth in the Notice of Grant, which date is ten years after the grant date.

6. Tax Consequences. You should consult a tax adviser for tax consequences relating to this Option in the jurisdiction in which you are subject to tax. YOU SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION.
(a)Exercising the Option. You will not be allowed to exercise this Option unless you make arrangements acceptable to the Company to pay any withholding of Tax-Related Items.

7. Responsibility for Taxes. Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax- Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant, vesting or exercise of this Option and the subsequent payment by the Company of the Option Payment pursuant to such exercise; and (2) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to exercise of the Option, you shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Item withholding and payment on account obligations of the Company and/or the Employer. In this regard, you authorize the Company and/or the

Employer, and their respective agents, at their discretion, to withhold all applicable Tax-Related Items legally payable by you from the Option Payment in an amount of cash sufficient to satisfy the applicable tax withholding obligation.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your receipt of the Option Payment that cannot be satisfied by the means previously described. You acknowledge that the Company has no obligation to deliver the Option Payment to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section.
8. Nature of Grant. In accepting this Option, you acknowledge, understand and agree that:

(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)the grant of this Option is voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;

(c)all decisions with respect to future stock options or other grants, if any, will be at the sole discretion of the Company;

(d)you are voluntarily participating in the Plan;

(e)this Option and the Option Payment, and the income and value of same, are not intended to replace any pension rights or compensation;

(f)this Option and the Option Payment, and the income and value of same, are not part of normal or expected compensation for purpose of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments;

(g)unless otherwise agreed with the Company, this Option and the Option Payment, and the income and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of any Parent, Subsidiary or Affiliate;

(h)the future value of the Shares underlying this Option is unknown, indeterminable, and cannot be predicted with certainty;

(i)if the underlying Shares do not increase in value, this Option will have no value;

(j)no claim or entitlement to compensation or damages shall arise from forfeiture of this Option resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or engaged or the terms of your employment or service agreement, if any), and in consideration of the grant of this Option to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer or any Parent, Subsidiary or Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer or any Parent, Subsidiary or Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(k)if you are providing Service outside the United States, neither the Employer, the Company nor any Parent, Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of this Option or of any amounts due to you pursuant to the exercise of this Option.

9.Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and any Parent, Subsidiary or Affiliate for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all stock options or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to third parties in connection with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, he or she may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer
Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understands that if you reside outside the United States, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your Service status and career with the Employer will not be adversely affected; the only consequence of refusing or withdrawing your consent is that Company would not be able to grant you stock options or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
10.Acknowledgement. The Company and you agree that this Option is granted under and governed by the Notice of Grant, this Agreement and the provisions of the Plan (incorporated herein by reference). You: (i) acknowledge receipt of a copy of the Plan prospectus, (ii) represent that you have carefully read and are familiar with the provisions in the grant documents, and (iii) hereby accept this Option subject to all of the terms and conditions set forth in this Agreement and those set forth in the Plan and the Notice of Grant. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice of Grant and this Agreement.

11.Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this Option, you consent to the electronic delivery of the Notice of Grant, this Agreement, account statements, Plan prospectuses required by the SEC, U.S. financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to this Option. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or electronic mail at [insert email]. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if you have provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [insert email]. Finally, you understand that you are not required to consent to electronic delivery.
12.Compliance with Laws and Regulations. The exercise of this Option will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
13.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the Option Payment, if any. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
14.Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice of Grant and this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in San Diego County, California or the federal courts of the United States for the Southern District of California and no other courts.
15.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
16.No Rights as Employee, Director or Consultant. Nothing in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent, Subsidiary or Affiliate of the Company, to terminate your Service, for any reason, with or without Cause.
17.Adjustment. In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Shares covered by this Option and the Exercise Price per Share may be adjusted pursuant to the Plan.
18.Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the Option shall be subject to clawback or recoupment pursuant to any clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of your Option (whether vested or unvested) and the recoupment of any gains realized with respect to your Option.
19.Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice of Grant constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning this Option are superseded. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing and signed by the parties to this Agreement; provided, however, that the Company may in its sole discretion and without your consent amend this Agreement to provide for the stock settlement of the Option and/or to provide that substantially the same terms and conditions (other than vesting schedules) that apply to the Company’s stock-settled stock option awards shall apply to the Option. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
20.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to receive the Option Payment during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
21.Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
22.Appendix. Notwithstanding any provisions in this Agreement, this Option shall be subject to any special terms and conditions set forth in any Appendix hereto for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on this Option and on the Option Payment, if any, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Participant.

BY ACCEPTING THIS OPTION, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.